SECURITIES AND EXCHANGE COMMISSION

                                                WASHINGTON, D.C. 20549

                                                     SCHEDULE 13G

                                (For the Calendar Year ended December 31, 1997)

                                      Under the Securities Exchange Act of 1934

                                                  (Amendment No. 5)


                                                   OSTEOTECH, INC.
                   ------------------------------------------------------------

                                                   (Name of Issuer)

                                             Common Stock, $.01 Par Value
                   ------------------------------------------------------------

                                            (Title of Class of Securities)

                                                      688582105
                   ------------------------------------------------------------

                                                    (CUSIP NUMBER)



                                                     Joshua Ruch
                                           c/o Rho Management Company, Inc.
                                                   767 Fifth Avenue
                                                      43rd Floor
                                               New York, New York 10153
                                               Tel. No.: (212) 751-6677
                   ------------------------------------------------------------

                                 (Name, Address and Telephone Number of Person
                              Authorized to Receive Notices and Communications)


                                                  - with copies to -

                                               Stephen Rosenberg, Esq.
                               Newman Tannenbaum Helpern Syracuse & Hirschtritt
                                            900 Third Avenue - 13th Floor
                                               New York, New York 10022
                                                    (212) 508-6700



Check the following box if a fee is being paid with the statement [ ]

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                                 Page 1 of 5 Pages

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CUSIP No. 688582105
Osteotech, Inc.

         1. Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joshua Ruch

         2.       Check the Appropriate Box if a Member of a Group (See
                  Instructions)

                  a.

                  b.

         3.       SEC Use Only

         4.       Citizenship or Place of Organization:  Republic of South
                  Africa

         Number of Shares                   5.  Sole Voting Power 76,430
                                                                  ------
      Beneficially
              Owned by     6.  Shared Voting Power
              Each
              Reporting    7.  Sole Dispositive Power 76,430
              Person
              With                          8.  Shared Dispositive Power

         9.       Aggregate Amount Beneficially Owned by Each Reporting Person
                  76,430


         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         11.      Percent of Class Represented by Amount in Row 9  .91%
                                                                  -----

         12.      Type of Reporting Person (See Instructions)  IN


                                                 Page 2 of 5 Pages


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CUSIP No. 688582105
Osteotech, Inc.

Item 1(a)         Name of Issuer:

                  Osteotech, Inc.

Item 1(b)         Address of Issuer:

                  Osteotech, Inc.
                  51 James Way
                  Eatontown, New Jersey 07724


Item 2(a)         Name of Person Filing:

                  Joshua Ruch

Item 2(b)         Address of Principal Business Office or, if none, Residence:

                  c/o Rho Management Company, Inc.
                  767 Fifth Avenue
                  43rd Floor
                  New York, New York  10153

Item 2(c)         Citizenship:

                  Mr. Ruch is a citizen of South Africa

Item 2(d)         Title of Class of Securities:

                  Common Stock, $.01 par value

Item 2(e)         CUSIP Number:

                  688582105

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b)

                  promulgated under the Securities Exchange Act of 1934, check whether the filing person is a:

           a.  |_|  Broker or dealer registered under Section 15 of the Act,
           b.  |_|  Bank as defined in Section 3(a)(6) of the Act,
           c.  |_|  Insurance Company as defined in Section 3(a)(19) of the Act,
           d. |_| Investment Company registered under Section 8 of the Investment Company Act,
           e. |_| Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,


                                                 Page 3 of 5 Pages

CUSIP No. 688582105
Osteotech, Inc.

        f.  |_| Employee Benefit Plan, Pension Fund which is
                subject  to  the   provisions  of  the  Employee
                Retirement   Income  Security  Act  of  1974  or
                Endowment Fund; see 13d-1(b)(1)(ii)(F),
        g. |_| Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); (Note: see Item 7)
        h.  |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                Not applicable.

Item 4            Ownership:

                  (a)    Amount Beneficially Owned:

                         As  of   December   31,   1997,   76,430   Shares  were
                         beneficially owned by the filing person.

                  (b)    Percent of Class:  .91%

                  (c)    Number of shares as to which such person has:

                         (i) sole power to vote or to direct the vote:

                                76,430 shares

                         (ii) shared power to vote or direct the vote:

                                0

                         (iii)   sole   power  to   dispose  or  to  direct  the
disposition of:

                                76,430 shares

                         (iv) shared power to dispose or direct the  disposition
of:

                                0


Item 5            Ownership of Five Percent or Less of a Class:
------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].


                                                 Page 4 of 5 Pages


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CUSIP No. 688582105
Osteotech, Inc.

Item 6      Ownership of More than Five Percent on Behalf of Another Person:
------            Not applicable


Item 7      Identification and Classification of the Subsidiary which Acquired
------      the Security Being Reported on By the Parent Holding Company:

                  Not applicable


Item 8      Identification and Classification of Members of the Group:
------

                 Not applicable

Item 9       Notice of Dissolution of Group:
------

                  Not applicable

Item 10           Certification:

                  Not applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 12, 1998
-------------------------------------------------------------------------------

Date


-------------------------------------------------------------------------------

Signature


Joshua Ruch

-------------------------------------------------------------------------------

Name/Title



Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).


                                                 Page 5 of 5 Pages


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